Exhibit 107.1
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

P3 HEALTH PARTNERS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	9,155,835	(2)	$0.1705	(3)	$1,561,069.87	$153.10 per $1,000,000	$239.00
Total Offering Amounts							$1,561,069.87		$239.00
Total Fee Offsets(4)									$—
Net Fee Due									$239.00

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Consists of 9,155,835 shares of Class A common stock, par value $0.0001 per share, of P3 Health Partners Inc. (the “Registrant”), 2,436,000 of which became issuable on January 1, 2023, 3,131,570 of which became issuable on January 1, 2024, and 3,588,265 of which became issuable on January 1, 2025 under the P3 Health Partners Inc. 2021 Incentive Award Plan by operation of the automatic annual increase provision therein.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Capital Market on March 28, 2025.
(4)The Registrant does not have any fee offsets.